Exhibit 99.1

Stryker announces definitive agreement to acquire K2M

Kalamazoo, Michigan - August 30, 2018 - Stryker (NYSE: SYK) announced today a definitive merger agreement to acquire all of the issued and outstanding shares of common stock of K2M Group Holdings, Inc. (NASDAQ: KTWO) for $27.50 per share, or a total equity value of approximately $1.4 billion. K2M, which was founded in 2004, has emerged as a key player in the roughly $10 billion spinal market.
With annual sales approaching $300 million, K2M brings to Stryker’s Spine division a highly complementary and innovative portfolio, which includes a strong position in the complex spine market. Additionally, K2M’s broad portfolio will strengthen Stryker’s Spine offering in the core spinal segment, including an attractive minimally invasive spine portfolio, further Stryker’s capabilities in additive manufacturing, and expand the Company’s global footprint. K2M’s compelling product portfolio and sales force focus have driven a double-digit compounded annual growth rate over the past five years.
The combined business will have a competitive portfolio across Stryker’s Spine product categories and leverage a more powerful commercial engine. With the addition of K2M’s proven product portfolio, consistent track record of execution and robust pipeline, Stryker Spine’s business will be well-positioned to sustain innovation and provide its customers and employees with proven products.
"This acquisition underscores our commitment to the spinal market, which is the largest segment of Orthopaedics with significant unmet needs," stated Kevin A. Lobo, Chairman and Chief Executive Officer, Stryker. "We believe K2M will significantly enhance our presence with surgeons, patients and employees in both the spine and related neurotechnology markets."
"Joining Stryker will be a very exciting next chapter for our global team and surgeon customers around the world," said Eric D. Major, Chairman, Chief Executive Officer, and President of K2M. "Stryker’s established leadership in the orthopedic and neurosurgical market, combined with K2M’s culture of innovation and leadership in complex spine and minimally invasive solutions, represent a powerful opportunity for Stryker to strengthen its leadership in the $10 billion global spine market."
The closing of the transaction is subject to expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, approval of the merger by K2M’s stockholders and other customary closing conditions. Upon closing of the transaction, it is expected that Eric D. Major will serve as President of Stryker’s Spine division and lead the combined business in its continued growth and innovation. Bradley W. Paddock, the current President of Stryker’s Spine division, will assist with transitioning his responsibilities to Mr. Major while also supporting the integration efforts.
The acquisition of K2M is expected to close late in the fourth quarter of this year and is expected to have an immaterial dilutive impact to Stryker’s net earnings per diluted share and adjusted net earnings per diluted share1 in 2018. There is no change to Stryker’s previously announced expected adjusted net earnings per diluted share1 for the full year, which is a range of $7.22 - $7.27. For 2019, and beyond, Stryker reaffirms its previously stated long-term financial goals for sales, operating margins and adjusted net earnings per diluted share1.
Citigroup Global Markets Inc. served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as outside legal counsel for Stryker in connection with this transaction.
Forward-looking statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the failure to satisfy any of the closing conditions, including the receipt of any required regulatory approvals or approval by K2M’s stockholders of the merger; delays in consummating the merger; unexpected charges or expenses in connection with the acquisition of K2M; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of K2M; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world’s leading medical technology companies and, together with its customers, is driven to make healthcare better. The company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.
Contacts
For investor inquiries please contact:
Katherine A. Owen, Stryker, 269-385-2600 or katherine.owen@stryker.com
For media inquiries please contact:
Yin Becker, Stryker, 269-385-2600 or yin.becker@stryker.com

1 A reconciliation of expected net earnings per diluted share to expected adjusted net earnings per diluted share and other important information accompanies this press release.

1)	SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including adjusted net earnings per diluted share. We believe that this non-GAAP measure provides meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net earnings per diluted share, the most directly comparable GAAP financial measures. Non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measure discussed above with the most directly comparable GAAP financial measure. The weighted-average diluted shares outstanding used in the calculation of non-GAAP net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period.

STRYKER CORPORATION
For the Full Year December 31, 2018
Reconciliation of Expected Net Earnings Per Diluted Share to Expected Adjusted Net Earnings per Diluted Share
	Low	High
Expected - Reported	$5.07	$5.22
Acquisition and integration-related charges (a)	0.16	0.15
Amortization of purchased intangible assets	1.07	1.04
Restructuring-related and other charges (b)	0.51	0.47
European Medical Devices Regulation (c)	0.04	0.02
Rejuvenate and other recall-related matters (d)	0.01	0.01
Regulatory and legal matters (e)	0.11	0.11
Tax matters (f)	0.25	0.25
Expected - Adjusted	$7.22	$7.27

Expected effective tax rate	17.0%	16.0%
Expected weighted average diluted shares outstanding (in millions)	380.5

(a)	Charges represent certain acquisition and integration-related costs associated with acquisitions.
(b)	Charges represent the costs associated with certain restructuring-related activities associated with workforce reductions and other restructuring-related activities.
(c)
Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the European Union's regulation for medical devices.

(d)	Charges represent changes in our best estimate of the minimum end of the range of probable loss to resolve the Rejuvenate recall and other recall-related matters.
(e)	Charges represent our best estimate of the minimum of the range of probable loss to resolve certain regulatory matters and other legal settlements.
(f)	Charges represent the accounting impact of certain significant and discrete tax items.